June 2, 1999



Arrow-Magnolia International, Inc.
2646 Rodney Lane
Dallas, Texas 75229

     Re:  Arrow-Magnolia International, Inc.

Gentlemen:

     Arrow-Magnolia International, Inc., a Texas corporation (the "Company"), has filed with the Securities and Exchange Commission its Amendment No. 1 to Registration Statement on Form S-8 (the "Registration Statement") relating to 746,000 shares of its Common Stock, par value $0.10 per share (the "Common Stock), issuable under the Company's Amended and Restated Non-Qualified Stock Option Plan (the "Plan").

     We have acted as counsel for the Company in connection with the establishment of the Plan and the registration under the Securities Act of 1933, as amended, of such shares and are familiar with the proceedings taken and proposed to be taken by them in connection therewith. We are familiar with the corporate law of the State of Texas under which the Company is incorporated and exists, and we have examined such documents and corporate proceedings, and have made such further examinations and inquiries, as we deem necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the additional 80,500 shares being registered which are issuable upon exercise of options granted pursuant to the Plan by participants therein, when issued pursuant to the terms of the options and the Plan will be validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                              Yours very truly,

                              HEWITT & HEWITT, P.C.



                              By: /s/ Christopher M. Hewitt
                                 --------------------------
                                  Christopher M. Hewitt
                                  President
CMH:ds